Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. SUCCESSFULLY COMPLETES

AMENDMENT TO ITS CREDIT AGREEMENT

•	Credit Facility Maturity Extended

•	Fees and Interest Rate Margins Decreased

SPRINGFIELD, Mo., September 9, 2011 (GLOBE NEWSWIRE) – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, announced today that it successfully completed an amendment to its senior unsecured credit agreement on Friday, September 9, 2011. The amendment provides the Company with lower interest rate margins on its loans and a lower facility fee applicable to its commitments, extends the maturity of the Company’s credit facility and improves the Company’s overall capital structure.

“We are excited about the opportunity to amend our unsecured credit facility, taking advantage of the current, positive interest rate environment,” stated Tom McFall, Executive Vice-President of Finance and CFO of O’Reilly. “This amendment will reduce our interest expense related to ongoing commitment fees and will have a positive impact on our vendor financing programs, as we continue to work with our vendors to reduce our net inventory investment. While we have not yet borrowed under the facility, this amendment will also reduce our interest expense on any future borrowings.”

Key highlights of the Company’s credit facility Amendment are identified below:

•	The amendment extends the maturity date of the credit facility to September 9, 2016.

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The amendment provides for a decrease in interest rate margins applicable to loans made under the amended credit agreement. Annual Loans made under the amended credit agreement (other than swing-line loans) will bear interest, at O’Reilly’s option, at either a Base Rate (as set forth in the amended credit agreement) or a Eurodollar Rate (as set forth in the amended credit agreement) plus a margin, in each case, based upon the better of the ratings assigned to O’Reilly’s debt by Moody’s Investors Service, Inc., and Standard & Poor’s Ratings Services. In the case of Base Rate loans, the margin has been reduced, pursuant to the amendment, from a range of 0.325% to 1.500% down to 0.000% to 0.600%. In the case of Eurodollar Rate loans, the margin has been reduced, pursuant to the amendment, from a range of 1.325% to 2.500% down to 0.975% to 1.600%. Borrowings of swing-line loans under the amended credit agreement bear interest at a Base Rate plus the reduced margin described above for Base Rate loans. Based on our current credit ratings, our margin for Base Rate loans has been reduced from 0.700% to 0.275% and our margin for Eurodollar Rate loans has been reduced from 1.700% to 1.275%.

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The amendment decreases the facility fee O’Reilly pays on the aggregate amount of the commitments under the credit facility in an amount equal to a percentage of such commitments. That percentage has been reduced, pursuant to the amendment, and will now vary from 0.150% to 0.400%, based upon the better of the ratings assigned to our debt by Moody’s Investors Service, Inc., and Standard & Poor’s Ratings Service, down from 0.175% to 0.500% under the original credit agreement. Based on our current credit ratings, our facility fee has been reduced from 0.300% to 0.225%.

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The amendment also reduces the aggregate commitments available under the credit facility from $750 million to $660 million, with a $200 million sublimit for the issuance of letters of credit and a $75 million sublimit for swing-line borrowings. As of the amendment date, there were no outstanding borrowings under the credit facility.

About O’Reilly

O’Reilly Automotive, Inc., is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O’Reilly family, the Company operated 3,657 stores in 39 states as of June 30, 2011.

Forward-looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “target,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the proposed financing plan, the Company’s target leverage ratio and the contemplated transactions, and there can be no assurance, even if the financing plan is consummated, that the Company will achieve its target leverage ratio. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the Company’s ability to consummate the financing plan and achieve the target leverage ratio as described herein, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, the Company’s increased debt levels, credit ratings on the Company’s public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2010, for additional factors that could materially affect the Company’s financial performance.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contacts
Mark Merz (417) 829-5878